Van Kampen California Value Municipal Income Trust
                Item 77(o) 10f-3 Transactions
              October 1, 2001 - March 31, 2002


Security     Date    Shares   Total        Purchase  Broke
             of      Purchas  Issued       d         r
             Purcha  ed                    By Fund
             se
Puerto Rico  12/13/  2,000,0  720,370,000   0.28%    Goldma
Elec. Pwr    01         00                           n
Auth                                                 Sachs